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EXHIBIT 99.1



AMENDMENT TO ICU MEDICAL, INC. 1993 STOCK INCENTIVE PLAN

The first sentence of Section 3 of the ICU Medical, Inc. 1993 Stock Incentive Plan is hereby amended and restated to read as follows:

         Options may be granted under this Plan to acquire an aggregate of up to 7,775,000 shares of Stock, subject to adjustment as provided in Section 7 of this Plan.